UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934, as Amended
Date of Report (Date of earliest event reported): May 16, 2014

WYNN RESORTS, LIMITED
(Exact name of registrant as specified in its charter)

Nevada	000-50028	46-0484987
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3131 Las Vegas Boulevard South Las Vegas, Nevada		89109
(Address of principal executive offices)		(Zip Code)
(702) 770-7555
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

On May 16, 2014, Wynn Resorts, Limited (the “Company”) held its 2014 Annual Meeting of Stockholders (the “Annual Meeting”).

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Approval of 2014 Omnibus Incentive Plan

At the Annual Meeting, the Company’s stockholders approved the adoption of the 2014 Omnibus Incentive Plan (the “2014 Plan”).

The 2014 Plan replaces the Amended and Restated Annual Performance-Based Incentive Plan for Executive Officers and the 2002 Stock Incentive Plan. The 2014 Plan provides for the grant of stock options (both incentive stock options and non-qualified stock options), restricted stock, stock appreciation rights, performance awards, dividend equivalents, stock payments, deferred stock, deferred stock units, restricted stock units and performance-based awards to eligible participants. The 2014 Plan is designed so that cash and equity incentive compensation awards granted under it may qualify as performance-based compensation exempt from the deduction limitation under Section 162(m) of the Internal Revenue Code. Eligible participants include officers, employees, non-employee directors and certain consultants and advisers. The aggregate number of shares authorized for issuance under the 2014 Plan is 4,409,309, which is the number of shares which remained available for issuance under the 2002 Stock Incentive Plan, and is subject to adjustment as described in the 2014 Plan.

The foregoing summary of the 2014 Plan is qualified in its entirety by reference to Appendix A to the Company’s definitive proxy statement filed on March 31, 2014 (“Proxy Statement”).

Appointment of Stephen Cootey

On May 16, 2014, the Company appointed Stephen Cootey, age 45, as the Company’s Chief Financial Officer, Senior Vice President and Treasurer, effective immediately. Mr. Cootey has served as the Company’s Treasurer since February 2014, and as the Company’s Senior Vice President - Finance from January 2014 to May 2014. Prior to joining the Company, Mr. Cootey served as Senior Vice President - Corporate Finance for Las Vegas Sands Corporation from March 2012 to December 2013, and Vice President - Corporate Finance from October 2009 to March 2012. From June 2004 to October 2009, Mr. Cootey was Partner and Senior Research Analyst with Prides Capital, LLC.

As Chief Financial Officer, Mr. Cootey's annual base salary will be $625,000 and will be eligible to receive a target annual bonus of 100% of his base salary, and the amount of any separation payment payable under his employment agreement shall equal the sum of twelve months base salary plus the amount of any bonus paid for the preceding bonus period, plus any accrued but unpaid vacation time.

Matt Maddox will continue to hold the position of the Company's President.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 16, 2014, the Company’s Board of Directors, after considering the Annual Meeting voting results on Proposal 5, as described below, amended the Sixth Amended and Restated Bylaws of the Company (the “Amended and Restated Bylaws”), effective immediately, to repeal Section 3.2(b) of the Amended and Restated Bylaws, which provided that a person would not qualify for service as a director of the Company if he or she were a party to any compensation arrangement with any third party or had received any such compensation or other payment in connection with his or her candidacy or service as a director of the Company (excluding pre-existing employment arrangements and indemnification and/or reimbursement of out-of-pocket expenses in connection with candidacy, but not service, as a director).

Item 5.07.	Submission of Matters to a Vote of Security Holders.

The proposals voted upon at the Annual Meeting and the final results of the stockholder vote on each proposal were as follows:

Proposal 1: Election of Directors

To elect the following Class III directors, each to serve until the 2017 Annual Meeting of Stockholders and until his successor has been duly elected and qualified, or until such director’s earlier resignation, death or removal:

Director	Votes For	Votes Withheld	Broker Non-Votes
Robert J. Miller	79,356,019	5,036,164	6,384,144
D. Boone Wayson	83,451,372	940,811	6,384,144

The votes for each of the nominees represented over 50% of the votes cast, satisfying the Company’s Director Resignation Policy. The following Class I directors remain in office with their terms expiring in 2015: Elaine P. Wynn, J. Edward Virtue and John J. Hagenbuch. The following Class II directors remain in office with their terms expiring in 2016: Dr. Ray R. Irani, Alvin V. Shoemaker and Stephen A. Wynn.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

To ratify the Audit Committee’s appointment of Ernst & Young LLP as the independent public accountants for the Company and its subsidiaries for 2014:

Votes For	Votes Against	Abstain	Broker Non-Votes
90,385,997	301,744	88,586	—

Proposal 3: Approval, on an Advisory Basis, of our Executive Compensation

To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in the Proxy Statement:

Votes For	Votes Against	Abstain	Broker Non-Votes
76,660,521	7,491,511	240,151	6,384,144

Proposal 4: Approval of the Adoption of the 2014 Omnibus Incentive Plan

To approve the Company's 2014 Omnibus Incentive Plan as presented in Appendix A to the Proxy Statement:

Votes For	Votes Against	Abstain	Broker Non-Votes
77,623,528	6,679,341	89,314	6,384,144

Proposal 5: Ratification, on an Advisory Basis, of Director Qualification Bylaw Amendment

To ratify, on an advisory basis, a bylaw amendment adopted by the Company's Board of Directors, as set forth in Appendix B to the Proxy Statement, that imposes additional qualification requirements on director nominees:

Votes For	Votes Against	Abstain	Broker Non-Votes
33,649,454	50,649,678	93,051	6,384,144

Proposal 6: Stockholder Proposal Regarding A Political Contributions Report

To request that the Company provide a political contributions report, updated semiannually, setting forth specified information:

Votes For	Votes Against	Abstain	Broker Non-Votes
21,181,849	59,998,897	3,211,437	6,384,144

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WYNN RESORTS, LIMITED

Date: May 20, 2014	By:	/s/ Kim Sinatra
Name: Kim Sinatra
Title: Executive Vice President and General Counsel